                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires: December 31, 1997  \
                                               \  Estimated average burden    \
                                               \  hours per response......89  \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Knape & Vogt Manufacturing Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

  ------------------------------------------------------------------
  [LOGO OF KNAPE & VOGT
  MANUFACTURING COMPANY     KNAPE & VOGT MANUFACTURING COMPANY
  APPEARS HERE]             2700 OAK INDUSTRIAL DRIVE, N.E.
                            GRAND RAPIDS, MICHIGAN 49505
  ------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                October 16, 1998

  The Annual Meeting of Shareholders of Knape & Vogt Manufacturing Company will be held at DONNELLY CONFERENCE CENTER, AQUINAS COLLEGE, 157 WOODWARD LANE, S.E., GRAND RAPIDS, MICHIGAN, ON FRIDAY, OCTOBER 16, 1998, AT 11:30 A.M., local time, for the following purposes:

  1. To elect two persons to the Board of Directors for terms expiring in 2001.

  2. To transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business August 28, 1998, will be entitled to vote at the meeting or any adjournment thereof.

Dated: September 24, 1998
Grand Rapids, Michigan.



                                          /s/ Allan E. Perry

                                          Allan E. Perry
                                          President and Chief Executive
                                           Officer

                                                      DATED: SEPTEMBER 24, 1998

                      KNAPE & VOGT MANUFACTURING COMPANY
            2700 OAK INDUSTRIAL DRIVE, N.E., GRAND RAPIDS, MI 49505

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 16, 1998

                  SOLICITATION OF PROXIES FOR ANNUAL MEETING

  This Proxy Statement is furnished to the shareholders of Knape & Vogt Manufacturing Company in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders which will be held at DONNELLY CONFERENCE CENTER, AQUINAS COLLEGE, 157 WOODWARD LANE, S.E., GRAND RAPIDS, MICHIGAN, ON FRIDAY, OCTOBER 16, 1998, AT 11:30 A.M., local time. The Annual Meeting is being held for the purpose of electing two directors.

  If a proxy in the form distributed by the Company's Board of Directors is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of the nominees named by the Board of Directors.

  A proxy may be revoked prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, executing and delivering a proxy of a later date or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a proxy.

  Holders of the Company's Common Stock should complete an accompanying white proxy, and holders of the Company's Class B Common Stock should complete an accompanying blue proxy.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

  On August 28, 1998, the record date for determination of the shareholders entitled to vote at the Annual Meeting, there were outstanding 3,523,375 shares of Common Stock of the Company, each having one vote per share and 2,427,727 shares of Class B Common Stock, each having ten votes per share. The shares of Class B Common Stock are limited in their transferability but are convertible on a share-for-share basis into Common Stock. The Common Stock is entitled to elect, as a class, one quarter (rounded up) of the directors to be elected at each election of directors. The Common Stock and the Class B Common Stock vote together in the election of the remaining director nominees. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

  The following table sets forth, as of July 31, 1998, information concerning persons known to management who may be deemed to be the beneficial owners of more than five percent of either class of the Company's stock.

                         AMOUNT AND NATURE OF        PERCENT OF EACH
                         BENEFICIAL OWNERSHIP         CLASS OF STOCK      PERCENT OF
   NAME AND ADDRESS      ------------------------    ------------------     COMMON
  OF BENEFICIAL OWNER      COMMON       CLASS B      COMMON    CLASS B      EQUITY
  -------------------    ----------    ----------    -------   --------   ----------
Knape & Vogt
 Manufacturing Company
 Profit Sharing Plan
 and Knape & Vogt
 Manufacturing Company
 Pension Plan
 2700 Oak Industrial
 Drive, N.E.
 Grand Rapids, MI
 49505-6083............         --        304,425(1)      --       12.54%    5.12%
Dimensional Fund
 Advisors, Inc.
 1299 Ocean Avenue
 Santa Monica, CA
 90401.................     312,070(2)        --         8.86%       --      5.24%
First Union Corporation
 One First Union Center
 Charlotte, NC 28228...     228,340(3)        --         6.48%       --      3.84%
--------

(1) 304,425 shares of Class B Common Stock are held by Comerica Bank, as trustee of the Company's pension and profit sharing plans, of which Allan
    E. Perry, William R. Dutmers, Richard S. Knape and John E. Fallon, as the members of the Profit Sharing and Pension Committee, share voting and dispositive power.
(2) Information provided by Dimensional Fund Advisors, Inc. ("Dimensional") indicates that Dimensional has sole voting power as to 207,540 shares of Common Stock and sole dispositive power as to 312,070 shares of Common Stock.
(3) Information provided by First Union Corporation ("Union") indicates that Union has sole voting and dispositive power as to 228,340 shares of Common Stock.

  Seven of the Company's directors, Mary Rita Cuddohy, William R. Dutmers, John E. Fallon, Herbert F. Knape, Raymond E. Knape, Richard S. Knape and Michael J. Kregor are related. They are grandchildren or great grandchildren of the Company's founder, John Knape (1863-1914). John Knape had seven children and these individuals, their families and their descendants (the "Knape Family") at July 31, 1998, owned approximately 2,075,605 shares (86%) of the outstanding Class B Common Stock and 167,671 shares (5%) of the outstanding Common Stock, for approximately 75% of the total voting power of the Company. The Company believes Knape Family members owning at least a majority of the Company's outstanding Class B Common Stock have an understanding that before taking any significant action with regard to their Company stock, they will consult with one or more of the directors of the Company and inform such director or directors of their proposed action and reasons for such action. This understanding among Knape Family members, coupled with the fact that five of the seven branches of the Knape Family are represented on the Board of Directors, could result in the Knape Family members taking a united position in response to attempts to acquire control of the Company through tender offers or proxy contests and, accordingly, could result in the Knape Family members effectively blocking any such attempts. However, there is no assurance that such united action would be taken.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of July 31, 1998, the number of shares beneficially owned by each of the Named Executives in the executive compensation tables of this proxy statement and by all directors and executive officers of the Company as a group.

                         AMOUNT AND NATURE OF   PERCENT OF EACH
                         BENEFICIAL OWNERSHIP    CLASS OF STOCK      PERCENT OF
NAME OF                  ---------------------- ------------------     COMMON
BENEFICIAL OWNER          COMMON(1)   CLASS B   COMMON    CLASS B      EQUITY
----------------         ----------- ---------- -------   --------   ----------
Allan E. Perry..........      26,315        --         *          *        *
Richard C. Simkins......      33,598        877        *          *        *
Michael G. Van Rooy.....      15,700        --         *          *        *
John W. Vogus...........       3,900        --         *          *        *
Anthony R. Taylor.......         --         --         *          *        *
All executive officers
 and directors as a
 group (11 persons).....     152,762    442,075     4.34%     17.39%    9.66%

--------
 * Denotes ownership of less than one percent.
(1) This table includes the following shares of Common Stock subject to acquisition within sixty (60) days pursuant to the exercise of outstanding stock options: Allan E. Perry--17,550 shares; Richard C. Simkins--29,176 shares; Michael G. Van Rooy--15,700 shares; John W. Vogus--3,550 shares; and Anthony R. Taylor--0 shares.

                            DIRECTORS AND NOMINEES

  The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size with staggered three-year terms of office. Two persons have been nominated for election to the Board to serve three-year terms expiring at the 2001 Annual Meeting of Shareholders. The Board of Directors has nominated the following persons for election to the Company's Board of Directors: Herbert F. Knape, to be elected by the Class B Common Stock and Common Stock voting together as a class, and Raymond E. Knape, to be elected by the Common Stock voting as a class.

  Holders of Common Stock should complete the accompanying white proxy, and holders of Class B Common Stock should complete the accompanying blue proxy. Unless otherwise directed by a shareholder's proxy, it is intended that the votes cast upon exercise of proxies in the form accompanying this statement will be in favor of electing the nominees as directors, both of whom are presently serving as directors. The following pages of this Proxy Statement contain more information about the nominees.

  A plurality of the votes cast at the Annual Meeting is required to elect the nominees as directors of the Company. As such, the individual who receives the greatest number of votes cast by the holders of the Company's Common Stock, voting as a class, will be elected as a director, and the individual who receives the greatest number of votes cast by the holders of Common Stock and Class B Common Stock, voting together, will be elected as a director. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting. Votes cast at the meeting and submitted by proxy will be tabulated by the Company.

  If any nominee becomes unavailable for election due to circumstances not now known, the accompanying proxy will be voted for such other person to become a director as the Board of Directors selects. The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

               INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

  The content of the following table is based upon information furnished to the Company by the directors and nominees as of July 31, 1998.

                                                                 AMOUNT AND NATURE OF
                                                                 BENEFICIAL OWNERSHIP         PERCENT OF CLASS
                                                                 -------------------------    ------------------
                                                          YEAR
                              PRINCIPAL OCCUPATION       FIRST                                                     PERCENT OF
                             (FOR MORE THAN 5 YEARS      BECAME                  CLASS                   CLASS       COMMON
NAME                  AGE    UNLESS OTHERWISE NOTED)    DIRECTOR COMMON (1)        B           COMMON      B         EQUITY
----                  --- ----------------------------- -------- ------------   ----------    --------  --------   ----------
                          NOMINEES FOR ELECTION AS
                          DIRECTORS FOR TERMS
                          EXPIRING IN 2001
                          NOMINEE FOR ELECTION BY
                          HOLDERS OF COMMON STOCK
                          AND CLASS B STOCK
Herbert F. Knape       75 President, Knape                1969           --         53,739           *      2.21%        *
(A)(B)(C)(D)              Industries, Inc.,
                          Industrial Finishes
                          Rockford, MI
                          NOMINEE FOR ELECTION BY
                          HOLDERS OF COMMON STOCK
Raymond E. Knape(C)    66 Former Chairman and             1964        34,169(2)     94,538(2)        *      3.89%     2.16%
                          Chief Executive Officer
                          of the Company(2)
                          DIRECTORS WHOSE TERMS
                          EXPIRE IN 2000
John E. Fallon         75 Private Investor                1969           --        107,710           *      4.44%     1.81%
(B)(C)(D)(E)              Spring Lake, MI
Allan E. Perry(A)(E)   58 President and Chief             1990        26,315           --            *         *         *
                          Executive Officer
                          of the Company
                          DIRECTORS WHOSE TERMS
                          EXPIRE IN 1999
William R. Dutmers     42 Chairman of the Board           1996        33,790        12,558           *         *         *
(A)(B)(E)                 of Directors of the
                          Company(3)
Richard S. Knape       72 Private Investor                1986         2,178        45,625(4)        *      1.88%        *
(A)(D)(E)                 Grand Rapids, MI(4)
Michael J. Kregor      46 Vice President, National        1996         3,112        10,619           *         *         *
(B)(D)                    Sales, Griffith Laboratories,
                          Alsip, IL(5)
Mary Rita Cuddohy      80 Private Investor                1985           --         96,409           *      3.97%     1.62%
(C)(D)                    Franklin, MI

--------
*   Denotes ownership of less than one percent.
(A) Member Executive Committee
(B) Member Audit Committee
(C) Member Nominating Committee
(D) Member Executive Compensation Committee
(E) Member Profit Sharing and Pension Committee
(1) This table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options:
    Allan E. Perry--17,550 shares.
(2) Raymond E. Knape retired from Knape & Vogt Manufacturing Company in fiscal 1997 after 32 years as an officer and director and had held the position as Chairman and CEO since 1985. Mr. Knape has 4,169 shares of Common Stock and 17,446 shares of Class B Common Stock with respect to which Mr. Knape holds exclusive voting and dispositive power under trust and power of attorney, but in which Mr. Knape has no financial interest.

(3) William R. Dutmers was elected to the Board of Directors on April 19, 1996, and elected Chairman of the Board on January 16, 1998. Mr. Dutmers was president of G & L, Inc., a business consulting firm, from 1991 to 1997. Mr. Dutmers was also president and owner of G & L Restaurants from 1986 until 1995, when he sold the company.
(4) Richard S. Knape's shares include 25,219 shares of Class B Common Stock owned by members of the Richard S. Knape family as to which he disclaims beneficial ownership.
(5) Michael J. Kregor was elected to the Board of Directors on April 19, 1996. Mr. Kregor is Vice President-National Sales of Griffith Laboratories, a position he accepted in 1996. From 1987 to 1996, Mr. Kregor held various vice presidential positions in the marketing and sales area at Nestle.

  The Board of Directors, which had five meetings in the last fiscal year, has a standing Audit Committee, Nominating Committee and an Executive Compensation Committee. The responsibilities of the Audit Committee, which met five times in the last fiscal year, include making recommendations on the choice of independent public accountants and reviewing financial matters with such accountants, internal auditors, and management. The Nominating Committee, which met once during the last fiscal year, selects and presents to the Board of Directors candidates for election to fill vacancies on the Board. The Committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, including a description of the proposed nominee's qualifications and other relevant biographical data, to Mary Rita Cuddohy (chairperson of the committee) at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505. The Executive Compensation Committee met six times during the last fiscal year. The Committee makes recommendations to the Board of Directors relating to compensation matters and fringe benefits for officers and participants in the supplemental executive retirement, bonus, and stock option plans.

                DIRECTORS COMPENSATION AND CERTAIN TRANSACTIONS

  Directors, except Mr. Dutmers, who are not employees of the Company are compensated at the rate of $3,000 for each Board meeting attended and $1,500 for each Committee meeting held at times other than immediately preceding or subsequent to a Board meeting. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

  All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board committees which they were eligible to attend.

  Mr. Dutmers became the Chairman of the Board on January 16, 1998. For the 12 month period ending June 30, 1999, Mr. Dutmers has agreed to devote at least 80 percent of his business time to the Company's business. Mr. Dutmers has received 10,500 restricted shares of the Company's common stock and will participate in the Management Incentive Compensation Plan (the Economic Value Added Incentive Plan). In addition, he will receive coverage under the Company's medical insurance plan and the Company will provide an automobile and reimburse him for expenses related to the Company's business. During the year ended June 30, 1998, Mr. Dutmers provided consulting services to the Company concerning mergers, acquisitions, asset dispositions and other special projects assigned to him by the Board of Directors or management of the Company. Amounts paid to Mr. Dutmers under these arrangements through June 30, 1998 totaled $131,700.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Company's Executive Compensation Committee (the "Committee"), which is comprised of five non-employee directors of the Company, is responsible for considering and approving compensation arrangements for senior management of the Company, including the Company's executive officers. The goals of the Committee in establishing annual compensation for senior management are as follows: (i) to attract and retain key executives who will assure real growth of the Company and its operating subsidiaries; and (ii) to provide strong financial incentives, at a reasonable cost to the Company's shareholders, for senior management to enhance long-term value of the shareholders' investment in the Company.

  Executive compensation consists of the following components:

  . Base salary compensation;

  . Short-term incentive compensation (the Economic Value Added Incentive
  Plan); and

  . Long-term incentive compensation (the 1997 Stock Incentive Plan).

  The committee also reviews management benefit plans and makes recommendations regarding such plans to the Board of Directors.

                                  BASE SALARY

  The Company is committed to providing a competitive base pay to help attract and retain the best people in the industry. To insure that base salaries are competitive, local and national association annual reports, as well as special individual position data and total compensation reports by management consultants, are utilized annually. The goal is to ensure that the base salaries of the Company's executives compare favorably with executives with similar responsibilities in like companies in comparable industries.

  Formal job descriptions outlining the duties, primary functions and basic and peripheral responsibilities of each executive position are utilized in placing each in the salary ranges, and the individuals' relative responsibilities and annual performances are used to adjust specific base salary.

  Senior executives' salary recommendations include a review and discussion of the executives' individual performance, and the relationship to the Company's performance for the last fiscal year. These include meeting strategic and business plan goals, operating profit, performance relative to competitors, and timely new product introductions. Individual performance is evaluated according to organizational and management development and the fostering of teamwork and Company values.

                    THE ECONOMIC VALUE ADDED INCENTIVE PLAN

  The Economic Value Added (EVA) Plan is an incentive compensation program, first effective at the beginning of the 1998 fiscal year, which provides for annual bonuses for all executive officers of the Company and certain other officers and key employees of the Company and its subsidiaries, if their performance adds value for Company shareholders. EVA is the after-tax operating profits that remain after subtracting the cost of capital employed to generate that profit. EVA was implemented to improve the Company's performance under this financial measure. The EVA program replaced the Company's short-term incentive bonus program which was based on sales growth and return on equity.

  Under the EVA Plan, bonuses are awarded to each Plan participant based on the improvement in EVA for the Company's consolidated results. To measure the improvement (or deterioration) in EVA, an EVA target is set yearly based on the average of the prior fiscal year's target and actual EVA plus the expected improvement in EVA for the current fiscal year. If the annual improvement in EVA is in excess of the targeted improvement, the bonus calculation will produce an amount in excess of the participant's target bonus. If the annual improvement in EVA is less than the targeted improvement, the bonus calculation will produce an amount less than the individual's target bonus. Bonuses payable under the EVA Plan are not subject to any minimum or maximum. In fiscal 1998, the Company exceeded its EVA target resulting in Plan compensation of 104.6% of target.

  For fiscal 1998, participants were divided into classifications which had target bonus levels ranging from 15% to 65% of base salary. It is intended that the assignment of a particular classification correspond with a position's relative effect on the Company's performance.

  In order to encourage a long-term commitment by executive officers and other key employees to the Company and its shareholders, the EVA Plan requires that two-thirds of any bonus earned in a given year in excess of the target bonus be deferred in a "bonus bank" for possible future pay out by the Company. Thirty-three percent of a positive bonus bank balance is paid out each year. Consequently, the total bonus payable in any given period consists of the individual's target bonus, plus (or minus) the participant's fixed share of EVA improvement and plus (or minus) a portion of the bonus bank balance. A bonus bank account is considered "at risk" in the sense that in any year EVA performance results in a bonus amount which is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. In the event that the outstanding bonus bank balance at the beginning of the year is negative, the bonus paid for that year is limited to the aggregate of thirty-three percent of the positive bonus earned up to the target bonus and thirty-three percent of any positive bonus bank balance after applying the remaining portion of the bonus earned for the year against the negative balance in the bonus bank. The executive is not expected to repay negative balances in the bonus bank. In the event that an executive voluntarily terminates employment with the Company, the bonus bank balance is subject to forfeiture.

                         THE 1997 STOCK INCENTIVE PLAN

  The purpose of the Stock Incentive Plan is to promote the long-term success of the Company for the benefit of its shareholders, through stock-based compensation, by aligning the personal interests of the Company's key employees with those of its shareholders. The Stock Incentive Plan is also designed to allow key employees of the Company and certain of its subsidiaries to participate in the Company's future, as well as to enable the Company to attract, retain, and reward such employees.

  Only employees who participate in the Company's new Economic Value Added
(EVA) Plan are eligible to receive Options under the Stock Incentive Plan. The number of Options that may be granted to an employee is determined by a formula contained in the Stock Incentive Plan. The formula is designed to simulate a purchase of an Option by the employee at a price equal to 5% of the current stock price of the shares covered by the Option. The employee first elects, prior to the beginning of the fiscal year, to waive and designate a portion of that employee's EVA target bonus for use in determining Option grants (the "EVA Bonus Option Amount"). The Option granted may be either an Incentive Stock Option or a Nonqualified Stock Option. At the end of the fiscal year, if the employee's EVA target bonus is earned, the number of shares of Common Stock subject to any Option granted to the employee will be determined by dividing that employee's EVA Bonus Option Amount by 5% of the fair market value of a share of Common Stock on the date of grant. The EVA Bonus Option Amount is not paid in consideration for the Option; it is merely a figure utilized in the formula to determine the number of shares covered by an Option grant under the Stock Incentive Plan.

  The exercise price included in both Incentive Stock Options and Nonqualified Stock Options is a single fixed exercise price which must equal at least 100% of the fair market value of the stock at the date of grant, increased by a fixed percentage increase compounded annually over the term of the Option (the "Fixed Percentage Increase") determined in the manner described below. Fair market value, as to Incentive Stock Options, is the closing sale price per share of the Common Stock on the relevant valuation date on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Fair market value, as to Nonqualified Stock Options, is the average NASDAQ closing sale price per share of the Common Stock during the calendar month immediately preceding the relevant valuation date. The Fixed Percentage Increase is a percentage equal to the yield on five-year U.S. Treasury securities plus 2%, less the projected dividend yield on the Company's Common Stock as determined by the Committee and the Board of Directors.

  The term of each Option is five years after the date the Option is granted. Subject to certain exceptions provided in the Stock Incentive Plan, all Options granted under the Stock Incentive Plan vest and become exercisable three years after the date the Option was granted. The Stock Incentive Plan provides that all Awards will be fully vested and exercisable upon a "Change in Control" of the Company, as defined in the Stock Incentive Plan.

  The following example illustrates the calculation of the Option grant under the Stock Incentive Plan. Assume (a) an executive of the Company has designated an EVA Bonus Option Amount of $40,000 which is subsequently earned, (b) the fair market value of Company stock on the date of grant is $22.00 per share,
(c) the yield on 5-year U.S. Treasury securities is 5.5%, and (d) the projected, annual dividend yield is 3.0%.

  EXAMPLE:    NUMBER OF OPTION SHARES
              5% of $22.00 (the fair market value) is $1.10.
              Number of shares covered by Option = 36,364 ($40,000 / $1.10)

              EXERCISE PRICE
              The Fixed Percentage Increase would equal 4.5% (5.5% + 2% -
               3.0%). Based upon the five-year term of the Option, the
              exercise price would equal $27.42 per share ($22.00 x 4.5%, compounded over five years).

  Thus, the fair market value of the Company's common stock must exceed $27.42 per share between 3 and 5 years from the date of the Option grant to give the Option value to the Senior Executive, based on this example.

  Options to purchase up to a maximum of 200,000 shares may be granted each year. A maximum of 600,000 shares may be issued pursuant to awards made under the 1997 Stock Incentive Plan.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

  The factors that are used to determine the annual base salary and incentive compensation of Mr. Allan E. Perry, the Company's President and Chief Executive Officer, are the same as those described above for all executive officers.

  Consistent with the Company's existing policies and practices, the Executive Compensation Committee reviewed available compensation data from the Company's peers and evaluated Mr. Perry's contributions to the Company as well as his experience and expertise. The Executive Compensation Committee also took into consideration the performance of the Company, including strategic and business plan goals, operating profit, performance relative to competitors and timely new product introduction.

  In fiscal 1998, Mr. Perry received a base salary of $281,600. Mr. Perry's EVA target bonus level for fiscal 1998 was 65% of base salary. As a result of the Company achieving EVA Plan results equaling 104.6% of target, Mr.Perry earned incentive compensation of $191,460. From his earned incentive computation, Mr. Perry purchased 78,897 leveraged stock options at $1.16 per share, totaling $91,521, was paid incentive compensation of $94,323 and $5,616 was added to his bonus bank.

                           OTHER COMPENSATION ISSUES

  In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and prerequisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating and retaining qualified executive personnel.

  Submitted by the Executive Compensation Committee:

  Michael J. Kregor, Chairman        Mary Rita Cuddohy
  John E. Fallon                     Richard S. Knape
  Herbert F. Knape

                           SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation received by the Company's CEO and the other four most highly compensated executive officers of the Company (the "Named Executives") for each of the three fiscal years ended June 30, 1998, 1997, and 1996.

                                                      LONG-TERM
                                                     COMPENSATION
                                ANNUAL COMPENSATION     AWARDS
                                -------------------- ------------
                                                      SECURITIES
                                                      UNDERLYING     ALL OTHER
NAME & PRINCIPAL POSITION  YEAR SALARY(1)  BONUS(2)  OPTIONS (#)  COMPENSATION(3)
-------------------------  ---- ---------- --------- ------------ ---------------
Allan E. Perry..........   1998 $ 281,600  $  94,323      -0-         $16,762
President and Chief        1997   256,000     69,939    8,000          15,862
Executive Officer          1996   210,000        -0-    4,000          12,862
Richard C. Simkins......   1998 $ 205,920  $ 107,696      -0-         $16,705
Executive Vice President   1997   187,200     39,780    8,000          15,937
                           1996   156,000        -0-    4,000          12,937
Michael G. Van Rooy.....   1998 $ 160,000  $  36,661      -0-         $16,055
Senior Vice President--    1997   150,000     31,875    8,000          15,155
Manufacturing              1996   128,000        -0-    4,000          10,615
John W. Vogus...........   1998 $ 142,742  $  32,707      -0-         $13,807
Vice President--           1997   114,290     13,875    2,000          10,286
Sales and Marketing        1996   101,269     11,595      500           7,089
Anthony R. Taylor.......   1998 $ 107,438  $  39,383      -0-         $   -0-
President--KV Canada       1997   117,476     14,262    2,000           1,755
(Retired 4/9/98)           1996   108,119      7,024    1,500           1,767

--------
(1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2) Represents amounts earned under the Company's short-term incentive bonus plan.
(3) The amounts disclosed in this column include: (a) amounts contributed by the Company to the Company's profit sharing plan for fiscal 1998, pursuant to which substantially all salaried employees of the Company participate, in the following amounts: Mr. Perry $14,400; Mr. Simkins $14,400; Mr. Van Rooy $14,400; and Mr. Vogus $12,847; and (b) payments by the Company in fiscal 1998 of premiums for term life insurance for the benefit of the Named Executives, in the following amounts: Mr. Perry $2,362; Mr. Simkins $2,305; Mr. Van Rooy $1,655; and Mr. Vogus $960.

                       OPTION GRANTS IN LAST FISCAL YEAR

  There were no options granted to employees during the year ended June 30, 1998.

                AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1998
                           AND YEAR END OPTION VALUES

  The following table provides information on the number and value of unexercised options at June 30, 1998. No options were exercised by the Named Executives during fiscal 1998.

                             NUMBER OF SHARES SUBJECT    VALUE OF UNEXERCISED
                             TO UNEXERCISED OPTIONS AT  IN THE MONEY OPTIONS AT
                                   JUNE 30, 1998           JUNE 30, 1998(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Allan E. Perry..............   17,550           0       $103,248          0
Richard C. Simkins..........   29,176           0       $225,195          0
Michael G. Van Rooy.........   15,700           0       $100,624          0
John W. Vogus...............    3,550           0       $ 21,250          0
Anthony R. Taylor...........        0           0              0          0

--------
(1) Values are based on the difference between the closing price of the Company's Common Stock on June 30, 1998, ($22.50) and the exercise prices of the options.

               CHANGE IN CONTROL MANAGEMENT CONTINUITY AGREEMENT

  On July 1, 1997, the Company, by its Board of Directors and on recommendation of its Executive Compensation Committee, entered into individual Management Continuity Agreements with Messrs. Perry, Simkins, Van Rooy and Vogus. These agreements provide severance benefits if the executive's employment is terminated within 36 months after a change in control or within 6 months before a change in control if the Company terminates his employment in contemplation of a change in control and to avoid the agreement. For the purposes of these agreements, a "change in control" is any acquisition of 51% or more of the voting power of the Company's securities, an extraordinary change in the composition of the Board of Directors, or certain other specified events. Severance benefits will not be payable if the Company terminates the employment for cause, if employment terminates due to the executive's death or disability, or if the executive resigns without good reason. An executive may resign with "good reason" after a change in control and retain benefits if the Company reduces the executive's salary or bonus, assigns duties materially different from or inconsistent with the executive's prior position, or shifts the executive's job location more than 40 miles. The agreements are for an initial term of 3 years, which may be extended for 3 additional years if the Board of Directors specifically approves such an extension. Each agreement is automatically extended for a 3-year term from the date of a change of control. These agreements provide a severance benefit of a lump-sum payment equal to 2 1/2 times yearly salary and incentives and continuation of certain health, insurance and other benefits for three years. The obligations of these agreements would be assumed by any successor corporation on change in control.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following graph shows the cumulative total shareholder return on an investment in the Company's Common Stock compared to the cumulative total return of the NASDAQ market for U.S. companies and a peer group of NASDAQ traded companies with the same Standard Industrial Classification (SIC) code as that of the Company's. The comparison assumes a $100 dollar investment on June 30, 1993, and the reinvestment of dividends.

                                     LOGO

                 RELATIONS WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of the Company have been examined by BDO Seidman, LLP, Certified Public Accountants. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. During October of 1997, the Company's Audit Committee selected the Company's auditors for the current fiscal year. It is expected that the same practice will be followed this year. The Company has no reason to believe that BDO Seidman, LLP will not be selected as the Company's principal auditors for the current fiscal year. They have audited the records of the Company for over ten years.

                  SHAREHOLDER PROPOSALS--1999 ANNUAL MEETING

  Any proposal of a shareholder intended to be presented for action at the next Annual Meeting of the Company must be received by the Company at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505, not later than May 23, 1999, if the shareholder wishes the proposal to be included in the Company's proxy materials for that meeting.

                      AVAILABILITY OF 10-K ANNUAL REPORT

  The annual report on Form 10-K, filed with the Securities and Exchange Commission, will be provided free to shareholders upon written request. Write Corporate Secretary, Knape & Vogt Manufacturing Company, 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of written communications and copies of such forms received by the Company, the Company believes that all required forms have been filed accurately and timely with the Securities and Exchange Commission.

                                 MISCELLANEOUS

  Management of the Company is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by some regular employees of the Company, and by Morrow & Co. which the Company has retained to assist in the solicitation. The Company will pay Morrow & Co. $4,000 for its services. The above Notice and Proxy Statement are sent by order of the Board of Directors.

September 24, 1998
                                                                       LOGO
                                          Allan E. Perry
                                          President and Chief Executive
                                           Officer

PROXY                 KNAPE & VOGT MANUFACTURING COMPANY                   PROXY

          This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held on October 16, 1998

                                 Common Stock

     The undersigned hereby appoints William R. Dutmers, Allen E. Perry and Michael J. Kregor, and each of them, Proxies with power of substitution to vote all of the shares of Common Stock of Knape & Vogt Manufacturing Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 16, 1998, at 11:30 a.m., and at all adjournments thereof as stated below.

 If you also hold Class B Common Stock, please fill out the blue Class B Proxy.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                      KNAPE & VOGT MANUFACTURING COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



                                                          FOR     WITHHOLD
1. Election of director to be elected by holders of
   Common Stock Voting as a class --                      [_]        [_]
   Nominee: Raymond E. Knape

2. Election of director to be elected by holders of       FOR     WITHHOLD
   Common Stock voting together as a class with
   Class B Common Stock --                                [_]        [_]
   Nominee: Herbert F. Knape

                                    This proxy when executed will be voted in the manner directed by the undersigned.
                                    If no direction is given, this proxy will be voted "FOR" the election of the nominees names in Items (1) and (2).


                                              Dated:                      , 1998
                                                    ----------------------

                                    Signature(s)
                                                --------------------------------

                                    --------------------------------------------
                                    Please sign your name as it appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign. Attorneys should submit power of attorney forms.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

PROXY                 KNAPE & VOGT MANUFACTURING COMPANY                   PROXY

          This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held on October 16, 1998

                             Class B Common Stock

     The undersigned hereby appoints William R. Dutmers, Allen E. Perry and Michael J. Kregor, and each of them, Proxies with power of substitution to vote all of the shares of Class B Common Stock of Knape & Vogt Manufacturing Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 16, 1998, at 11:30 a.m., and at all adjournments thereof as stated below.

 If you also hold Common Stock, please fill out the white Common Stock Proxy.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                      KNAPE & VOGT MANUFACTURING COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



                                                          FOR     WITHHOLD
1. Election of director to be elected by holders of
   Class B Common Stock voting together as a class        [_]        [_]
   with Common Stock --
   Nominee: Herbert F. Knape


                                    This proxy when executed will be voted in the manner directed by the undersigned.
                                    If no direction is given, this proxy will be voted "FOR" the election of the nominee named in Items (1).


                                              Dated:                      , 1998
                                                    ----------------------

                                    Signature(s)
                                                --------------------------------

                                    --------------------------------------------
                                    Please sign your name as it appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign. Attorneys should submit power of attorney forms.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.